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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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FORM 4
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[ ] Check this box if no longer
    subject to Section 16.
    Form 4 or Form 5 obligations
    may continue. See Instruction 1(b).

(Print or Type Responses)
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
1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                        to Issuer
                                                                                                  (Check all applicable)


Alarcon, Sr.         Pablo Raul               Spanish Broadcasting System, Inc. (SBSA)      _X_ Director       ___ 10% Owner
----------------------------------------------------------------------------------------    ___ Officer (give  ___ Other (specify
(Last)          (First)    (Middle)        3. IRS or Social Security  4. Statement for          title below)       below)
                                              Number of Reporting        Month/Year
                                              Person, if an entity
              3191 Coral Way                  (Voluntary)                December 1999
------------------------------------------                           -------------------------------------------------------------
                 (Street)                                             5. If Amendment,   7. Individual or Joint/Group Filing
                                                                         Date of Original   (Check Applicable Line)
                                                                         (Month/Year)       _X_ Form filed by One Reporting Person
                                                                                            ___ Form filed by More than One
Miami,              FL       33145                                                              Reporting Person
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 (City)          (State)     (Zip)        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-  3. Trans-      4. Securities Acquired (A)  5. Amount of   6. Owner-   7. Nature of Indirect
   (Instr. 3)                action     action         or Disposed of (D)          Securities     ship        Beneficial Ownership
                             Date       Code           (Instr. 3, 4 and 5)         Beneficially   Form:       (Instr. 4)
                                        (Instr. 8)                                 Owned at       Direct
                            (Month/  -------------  ---------------------------    End of         (D) or
                             Day/      Code   V       Amount    (A) or   Price     Month          Indirect
                             Year)                              (D)                (Instr. 3      (I)
                                                                                   and 4)         (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                          (Over)


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

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FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative Security  2. Conver-   3. Trans-  4. Trans-  5. Number of        6. Date           7. Title and Amount of
   (Instr. 3)                       sion or      action     action     Derivative          Exercisable       Underlying Securities
                                    Exercise     Date       Code       Securities          and Expiration   (Instr. 3 and 4)
                                    Price of    (Month/    (Instr.     Acquired (A) or     Date
                                    Deriv-       Day/       8)         Disposed of (D)    (Month/Day/
                                    ative        Year)                (Instr. 3, 4,        Year)
                                    Security                           and 5)
                                                                                        ------------------------------------------

                                                                                                    Expi-              Amount or
                                                         -----------------------------  Date Exer-  ration    Title    Number of
                                                         Code  V      (A)      (D)      cisable     Date               Shares
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Class B Common Stock                1-1       12/27/99    J               1,070,000 (1) Immediately  none  Class A     1,070,000
                                                                                                           Common
                                                                                                           Stock
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Class B Common Stock                1-1       12/27/99    J      1,070,000              Immediately  none  Class A     1,070,000
                                                                     (1)                                   Common
                                                                                                           Stock
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

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
8. Price of   9. Number of     10. Ownership    11. Nature of
   Deriv-        Deriv-            Form of          Indirect
   ative         ative             Derivative       Beneficial
   Security      Securities        Security:        Ownership
  (Instr. 5)     Beneficially      Direct (D)      (Instr. 4)
                 Owned at          or Indirect
                 End of Month      (I)
                (Instr. 4)        (Instr. 4)




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                                       D


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                1,070,000(1)           I        Trust


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

Explanation of Responses:
(1) Represents 1,070,000 shares of Class B Common Stock transferred to a Flint Trust with Pablo Raul Alarcon, Sr. as sole beneficiary. The Trustee of the Flint Trust retains exclusive investment control over the shares of Class B Common Stock transferred to the Trust.
                              /s/ Pablo Raul Alarcon              01/10/00
                              --------------------------------    --------
                              * *Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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